Conference Call Script
1st Quarter 2025 Results
Tuesday, April 22, 2025
11:00 a.m. local time

Facilitator:

Good morning, and welcome to the Peoples Bancorp Inc. conference call. My name is Sagar, and I will be your conference facilitator. Today's call will cover a discussion of the results of operations for the quarter ended March 31, 2025. (Operator Instructions). After the speakers' remarks, there will be a question-and-answer period. (Operator Instructions). This call is also being recorded. If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call will contain projections or other forward-looking statements regarding Peoples' future financial performance or future events. These statements are based on management's current expectations. The statements in this call, which are not historical fact, are forward-looking statements, and involve a number of risks and uncertainties detailed in the Peoples' Securities and Exchange Commission filings. Management believes that the forward-looking statements made during this call are based on reasonable assumptions within the bounds of their knowledge of Peoples' business and operations. However, it is possible actual results may differ materially from these forward-looking statements. Peoples disclaims any responsibility to update these forward-looking statements after this call, except as may be required by applicable legal requirements.

Peoples' first quarter 2025 earnings release and earnings conference call presentation were issued this morning, and are available at peoplesbancorp.com under Investor Relations. A reconciliation of the non-Generally Accepted Accounting Principles, or GAAP, financial measures discussed during this call to the most directly comparable GAAP measures, is included at the end of the earnings release.

This call will include about 15-20 minutes of prepared commentary, followed by a question-and-answer period, which I will facilitate. An archived webcast of this call will be available on the peoplesbancorp.com in the Investor Relations section for 1 year.

Participants in the call today will be Tyler Wilcox, President and Chief Executive Officer, and Katie Bailey, Chief Financial Officer and Treasurer, and each will be available for questions following opening statements.

Mr. Wilcox, you may begin your conference.

Tyler Wilcox:

Thank you, Sagar. Good morning, everyone, and thank you for joining our call today. For the first quarter diluted earnings per share was $0.68.

We had many positives for the first quarter compared to the linked quarter. Our annualized loan growth was over 4 percent. We had improvements in asset quality metrics, including reductions in our annualized net charge-off rate, nonperforming assets, and criticized and classified loans. Deposit balances grew 2 percent, which was driven by higher money market and governmental deposit account balances, while we reduced our brokerage CDs by $96 million, resulting in core deposit growth of over 3 percent.

Our book value per share grew 2 percent, to $31.90 at quarter-end, while our tangible book value per share improved 4 percent to $20.68. Our tangible equity to tangible assets ratio improved to 8.34 percent at March

31, compared to 8.01 percent at year-end. We announced an increase to our quarterly dividend for the 10th consecutive year.

Our reported net interest income was down 1 percent compared to the linked quarter, and our net interest margin was down 3 basis points. However, on a core basis, which excludes accretion income, net interest income grew while net interest margin expanded 3 basis points. Fee-based income grew over 2 percent, and total non-interest expense increased slightly, but was impacted by annual first quarter one-time expenses, including stock-based compensation expense related to the annual forfeiture rate true-up on stocks vested during the first quarter, along with upfront expense on stock grants to certain retirement-eligible employees, totaling $1.3 million, which reduced diluted EPS by $0.03 per share, and employer health savings account contributions totaling $724,000, which negatively impacted diluted EPS by $0.02.

At March 31, our key credit quality metrics improved compared to year-end. As we had anticipated, our annualized net charge-off rate declined compared to the linked quarter, and was 52 basis points for the first quarter compared to 61 basis points for the fourth quarter. While we experienced a meaningful decline per our previous guidance, net charge-offs continue to be driven by our small ticket leasing business, which comprised 31 basis points of the first quarter rate, and was 49 basis points of the fourth quarter rates. As we noted last quarter, we expected the fourth quarter to be our peak quarter of charge-offs for the leasing portfolio, and in turn, these net charge-offs declined by over $2 million during the first quarter as compared to the linked quarter. Our nonperforming assets decreased over $3 million and were 50 basis points of total assets, compared to 53 basis points at year-end. These improvements were driven by lower balances of loans that were 90 or more days past due and accruing, which was largely due to administrative delinquencies in our leasing and premium finance portfolios at year-end.

Criticized and classified loans both declined compared to year-end and were down $14 million and $5 million respectively. Our delinquency rates were stable, as was the portion of our loan portfolio considered current; at quarter-end, was 98.5 percent compared to 98.7 percent at year-end. Our overall allowance for credit losses grew nearly $2 million to 1.01 percent of total loans. Our provision for credit losses increased nearly $4 million compared to the linked quarter, and was primarily driven by net charge-offs during the first quarter. The growth in our allowance for credit losses was attributable to a deterioration in the macroeconomic conditions used within our models, an increase in reserves on individually annualized loans, and loan growth during the quarter.

While there is much uncertainty around tariffs and the market, current actual impacts to our clients and our business has so far been nominal. As far as business sentiment in our markets and from our clients, we see continued optimism around the regulatory and tax outlook. Recent headwinds of uncertainty with tariffs have led to declines in confidence nationally, reflected in various small business indexes. Notwithstanding national declines in consumer confidence in the past couple of months, those declines have not materialized as reductions in consumer demand in our lines of business during that same time period. We have undertaken extensive reviews of our various portfolios in order to better understand the potential impacts of tariffs and executive orders on our loan demand or credit. Thus far, no material impact has been observed.
Our portfolio assessment has focused on commercial relationships with credit exposure over $3 million, automotive dealer exposure, and our continued focus on our small ticket leasing business. The recent pause in tariffs will allow any impacted clients some additional time to address any concerns they may have, and allow us to continue to refine our assessments. We will continue with our heightened monitoring and analysis while uncertainty remains. On a positive note, we could see some long-term benefit from reshoring in our markets.

Moving on to loan balances; for the first quarter, we had 4 percent annualized loan growth, which was in the range of our 2025 guidance. Commercial real estate loans led the increase, contributing $75 million of growth, while our residential real estate loans were up $13 million, and consumer and direct loans grew $10 million. Some of this production was offset by declines in commercial and industrial loans, leases, and construction loans. The decline in lease balances was driven by net charge-offs in the small ticket leasing portfolio during the quarter. The reduction in our construction loans was due to movement to commercial real estate loan balances as projects were completed. At quarter-end, our commercial real estate loans comprised 35 percent of total loans, about 35 percent of which were owner occupied, while the remainder were investment real estate. At quarter-end, 47 percent of our total loans were fixed rate, with the remaining 53 percent at variable rate.

I will now turn the call over to Katie for a discussion of our financial performance.

Katie Bailey:

Thanks, Tyler.

Our net interest income declined 1 percent this quarter compared to the linked quarter-end, and was attributable to lower accretion income during the first quarter. Net interest margin was 4.12 percent compared to 4.15 percent for the fourth quarter, and on a core basis, which excludes accretion income, our margin expanded 3 basis points.

Accretion income was $3.5 million, adding 17 basis points to margin for the first quarter compared to $4.9 million and 23 basis point for the fourth quarter. For more details on our accretion income and impact to net interest income and margin, please refer to our accompanying slides.

During the quarter, we were able to reduce our deposit and borrowing cost, which more than offset the decline in interest income from loans and investments, excluding accretion income. Our interest-bearing deposit cost declined 12 basis points for the first quarter compared to the fourth quarter. Our average retail CD balances grew compared to the linked quarter, and re-priced at a lower rate during the first quarter, contributing to the lower deposit cost.

Moving on to our fee-based income. For the first quarter, we had growth of 2 percent, which was primarily due to performance-based insurance commissions we typically record during the first quarter of each year. This growth was partially offset by lower commercial loan swap fees, deposit account service charges, and electronic banking income. As it relates to our non-interest expenses, we had a slight increase compared to the linked quarter. The key drivers of the increase was one-time costs that Tyler mentioned earlier that we typically record in the first quarter of each year, related to stock-based compensation expense, and employer health savings account contributions. These expenses totaled $2 million for the first quarter.

We experienced declines in many of our expense categories, which nearly offset the increased expense for the first quarter. As we have indicated, outside of the first quarter items and potential non-core expenses, our quarterly expense run rate is expected to be between $69 million and $71 million for the remainder of 2025.

Our reported efficiency ratio was 60.7 percent and was up compared to 59.6 percent for the linked quarter. The increase was driven by our higher cost during the first quarter that I mentioned, along with lower accretion income compared to the fourth quarter.

Looking at our balance sheet at March 31, our loan-to-deposit ratio stood at 83 percent and was relatively consistent with year-end. Our investment portfolio declined $40 million and was 20.3 percent of total assets, compared to 20.7 percent at year-end, as we were able to reinvest proceeds into loan growth during the quarter. Our target range for investments as a percent of assets is between 18-20 percent.

Compared to year-end, our deposit balances grew 2 percent or $145 million, the most significant growth within our money markets, governmental deposits, and retail CDs. We had seasonal growth in our governmental deposits, which contributed to the quarterly increase. During the first quarter, our average new retail CDs and renewals were originated at a rate of about 20 basis points lower than our fourth quarter average rate. We also had nearly $19 million of balance increase in our non-interest bearing deposits, while we reduced our brokered CDs by over $96 million compared to year-end.

While the Fed funds rate increased 4.25 percent from the fourth quarter of 2021, through March 31, our deposit rates have only increased 1.7 percent over the same period. Our demand deposits as a percent of total deposits were flat, at 34 percent, for both quarter-end and year-end. Our non-interest bearing deposits to total deposits were 20 percent for both periods as well. Our deposit composition was 76 percent in retail deposit balances, which included small businesses, and 24 percent in commercial deposit balances. Our average retail client deposit relationship was $26,000 at quarter-end, while our median was around $2,900.
Moving on to our capital position. We are proud to announce another increase to our quarterly dividend, which is now at $0.41 per share. This is our 10th consecutive year of increasing our dividend. We continually evaluate our ability to provide a solid return for our shareholders, and this new dividend rate results in an annualized yield of 5.95 percent. We continue to have strong regulatory capital ratios, which improved compared to year-end. Our tangible equity to tangible assets ratio improved to 8.3 percent compared to 8 percent at year-end. This growth was due to earnings outpacing dividends, as well as reductions in our cumulative other comprehensive losses related to our available for sale investment securities. Our book value and tangible book value both grew compared to year-end, and were up 2 percent and 4 percent respectively.

Finally, I will turn the call over to Tyler for his closing comments.

Tyler Wilcox:

Thank you, Katie, and our apologies for the call dropping; I’m not sure what happened there. Hopefully, we’re coming in loud and clear.

As I think about how much our business has changed over the last few years, one thing remains the same: our dedication to being the best at what we do. We have very high standards for our associates, both those who serve our customers and those who serve internally. Our culture makes us a place where great people want to work, which is evident in our track record of being a top employer.

We recently received recognition from USA Today for a Top Workplace for the fourth year in a row. We have the ability to partner with other institutions during mergers, with proven success integrating them into our processes and systems. We are committed to service within our communities, ensuring that all of our associates have the opportunity to make a difference in causes that matter to us and to our clients. These are the characteristics that define Peoples, and in turn, drive solid results and shareholder value. We were also recognized by Forbes for the second year in a row as one of America’s Best Banks, 2025.

In the past 12 months that I have been president, I have been in awe of how our associates take care of our clients, each other, shareholders, and our communities. We intend to keep this momentum going and keep our focus on these core strengths. As we move through the remainder of 2025, here are some of our expectations for the full year of 2025, which exclude non-core expenses. We expect to achieve positive operating leverage for 2025 compared to 2024. Assuming a 25 basis point reduction in rates from the Federal Reserve during mid-2025 and another 25 basis point reduction in the fourth quarter, we anticipate a full-year net interest margin of between 4-4.2 percent. We are positioned so that declines in interest rates have a minor impact to our net interest margin and timing of the rate reductions has little impact to our projections for 2025, as we have meaningfully reduced our asset sensitivity compared to prior periods and are now in a relatively neutral position.

We believe our fee-based income growth will be in the mid-single-digit percentages compared to 2024. We expect quarterly total non-interest expense to be between $69 million and $71 million for the second, third, and fourth quarters of 2025. We believe our loan growth will be between 4-6 percent percent compared to 2024. While our first quarter provision for credit losses was higher, we anticipate the quarterly run rate for provision for credit losses to normalize during the second half of 2025 and be similar to our 2024 quarterly rate, excluding any potential negative impacts to our forecast.

While we cannot control the macro environment or predict the uncertainty of policymakers, we remain committed to our core operating performance and principles, which are collecting and deploying high-value deposits into quality lending businesses, managing our credit risk responsibly, and ensuring that our quality mix of businesses works together, bringing to bear every financial tool we have for the benefit of our clients. We will continue to evaluate our risks while sticking to our strengths and executing our strategic plans.

This concludes our commentary, and we will open the call for questions. Once again, this is Tyler Wilcox. And joining me for the Q&A session is Katie Bailey, our Chief Financial Officer.

I will now turn the call back into the hands of our call facilitator. Thank you.

Questions and Answers

Operator:
Thank you. We will now begin the question-and-answer session. (Operator Instructions). Our first question today will come from Brendan Nosal with Hovde Group. Please go ahead..

Brendan Nosal:
Maybe just starting off here on loan growth; for the quarter, you hit the 4 percent to 6 percent guide that you had laid out earlier in the year, and it seems like you’ve stuck to that outlook for the rest of the year. I would just love some color on how you view the balance of risk to the loan growth outlook, just given all the tariff cross-talk, and then what you’re seeing from an actual activity standpoint after tariffs were announced earlier this month. Thanks.

Tyler Wilcox:
Thanks, Brendan. A couple thoughts going a few different directions; traditionally, the first quarter is one of our softer quarters. If we were in a normalized year, I’d be maybe a little bit more optimistic. I will say, our visibility into the second quarter pipeline is strong, and that pipeline looks strong. I expect we’ll have good production. We’ll also probably see a little bit higher payoff activity in the second quarter than we saw in the first quarter.

Our reiteration of our guide is really based on what we’re seeing today. I think all of us are asking the questions of what impact will the tariffs have or not have, but that’s one of the reasons why we mention the kind of confidence in our markets. I think there is a lot of optimism; there continues to be optimism in the small business space, which is where we play. We’ve seen some surprises. As I mentioned, despite consumer confidence being at an all-time low since the pandemic, we still saw record production and had the highest production in March that we’ve ever had in indirect. If that’s maybe a temporary bounce, that’s possible, but I think there’s some reasons for optimism in all those portfolios. But like we said, we can’t control the macro environment. That’s our best estimate as of today from what we’re hearing from our sales pipeline and from our salespeople.

The last thing I would add is that we continue, and have continued, to add talent throughout all those markets where we want to deploy our loan balances, both in specialty finance and in the core bank. That addition of talent is also a tailwind.

Brendan Nosal:
Okay, great. That’s helpful color, Tyler. I appreciate it. Maybe then pivoting to North Star and leasing overall; while loss content remains elevated, it starts to move in the right direction, like you telegraphed last quarter. I’m just kind of curious to hear your thoughts on how you think it takes to get back down to that normalized range for that business, and if there are any knock-on effects to the yield in that portfolio as you work the credit quality side of the business? Thanks.

Tyler Wilcox:
Yes, thank you. Again, we continue to remain committed to the business, we continue to invest in that business, and we believe it in the long-term. I feel good coming to you and coming to the street and saying that we are exactly where we thought we would be with respect to the charge-offs in the first quarter, and actually a hair under. So, When do we normalize? I think that continues to decline throughout the remainder of the year.

One of the key drivers that we’ve talked about is those high balance accounts, and the high balance accounts comprised a significantly higher portion of that portfolio in 2024. By the end of this year, we believe that portion of the portfolio will be between $8 million and $10 million, or down from over $50 million last year. The high correlation there, between—that’s why we have that high degree of confidence that it’ll ramp down. If we think of it like a bell curve, we kind of hit the top of that curve, and we’re on our way down. It won’t be in the second quarter that we return to that historical norm. I’d just remind everybody that we were historically low at 1.5 percent charge-offs for a couple of years, that I don’t think was ever going to be sustainable. We haven’t originated any high balance accounts for a number of quarters now, so what you’re seeing is the cleaning out of the portfolio. On the go-forward, even though the portfolio size has declined overall, we’re okay with that because we’re making that compromise for credit quality, and yields have held up.

Brendan Nosal:
Okay, great. Thank you for taking the questions.
Tyler Wilcox:
Thank you.
Katie Bailey:
Thanks, Brendan.
Operator:
Your next question is from Daniel Tamayo with Raymond James. Please go ahead.

Daniel Tamayo:
Yes, maybe starting just on the fee income guidance, looks like it was reduced a bit here. Just wanted to get some color, the drivers of that reduction, if it’s more around the—well, I’ll leave it in your hands here.

Katie Bailey:
Sure. I think what you saw in the first quarter is insurance income came in a little softer from a performance commission-based income than the prior year, so that’s a little bit of the reduction. On the mortgage side too, some more of that is being held on balance sheet, as opposed to seeing some—or expected to see some gains that we previously might’ve seen in our prior guide.

Then, I would just put out there, there’s a variable out there that relates to our wealth management, or trust and investment income as somewhat dependent on the market and the performance thereof. Just given the volatility, there’s some hedge in the numbers there.

Daniel Tamayo:
Okay, terrific. Then, maybe moving over to the margin. I guess, just curious, you laid out the sensitivity of the balance sheet should be relatively kind of neutral, mitigating impacts from rate cuts. But just your thoughts on—or, if you have some color on re-pricing of remaining CDs, what that looks like for the rest of the year, and then if you could touch on, given the volatility in the accretion number, where you think that might shake out?

Katie Bailey:
Yes, I’ll go in reverse order. On the accretion side, we printed it added 17 basis points to the first quarter, which was in line with the 15-20 basis points I said in the first half. I think you can expect it to stay at that range or a little lower as we proceed through the year. I would say between 15 and 17 probably for Q2, and maybe falling slightly below 15 for the back half of ’25, the last two quarters.

On a margin side, as it relates to retail CDs, those CDs, again, we’re keeping relatively short. Kind of our highest rate we’re paying is on a five-month right now. We continue to bring that rate down in the first quarter even without a Fed moving, and we’ll continue to follow suit with the Fed re-pricing, as I think we expect them to do sometime in ’25. There’s plenty of opportunity to re-price the deposit book, specifically the retail CDs, downward, as we have been ever since August and before last year.

Daniel Tamayo:
Okay, great. Then, just lastly on loan yields, if you have some color on where you’re seeing new loan yields in the quarter relative to what was rolling off?

Katie Bailey:
I’m just pulling up—I think there, as we quoted in the script, about 53 percent of our portfolio is variable rate, so we did see some compression in loan yields during the quarter, more than offset by reduced funding costs, of course. But I think they’re holding up relatively well. As we articulated previously, for North Star Leasing specifically, those yields are holding pretty strong for us, in the 18-20 percent. Then, the commercial came down a little bit more from the variable rate side, but still holding strong. We still like the spreads of all the businesses.

Daniel Tamayo:
Okay, that’s terrific color. Thank you so much. That’s it for me.
Katie Bailey:
Thank you.

Tyler Wilcox:
Thank you, Danny.

Operator:
Your next question today will come from Tim Switzer with KBW. Please go ahead.

Tim Switzer:
I really appreciate the color you guys have given on the potential impact of tariffs and how you haven’t really seen anything too notable in regards to loan demand or credit. But just given your exposure to retail deposits, I thought you guys might have a good sense of how consumers have reacted, if at all, to the tariffs and economic uncertainty, if you’ve seen any notable changes to consumer behavior spend.

Tyler Wilcox:
Yes, Tim, a couple of thoughts; one, as I mentioned, a little bit counter-intuitively, we’ve seen significant increases in our indirect lending business. I think part of that is due to the reaction of some of the manufacturers and the dealers to put incentives on vehicles. There’s also kind of a mental rush to go secure a vehicle before expected prices increase. There’s also a flight to used vehicles as being a value there. Deposits increasing, certainly, as well as consumers are a little bit more inclined to put their money in the bank than into the equity markets.
The other thing I would say is, all that activity is—the other thing I would say is the mortgage pipeline is incredibly strong, despite the fact that there’s been no movement on rates. All of those things are bearing well for the consumer businesses. Then, HELOC balances and new originations are significant. We see a lot of consumers tapping into significant increases in the equity in their homes that they’ve developed over the past few years.

Tim Switzer:
Interesting. Yes, thank you. The other question I have is, any updated thoughts you have on M&A and crossing the $10 billion threshold, how you guys would like to approach that? I know it’s early, but has the Capital One Discover approval accelerated discussions at all across the industry?

Tyler Wilcox:
I think we tend to look—Tim, from an approval perspective, we tend to look at the deals that are closer in size to us. I think about the German American deal, or the WesBanco deal, that seem to have gone, and nice approval processes. We think the ability to do a deal is there; we’re actively engaged in conversations. We’ve been able to evaluate a few opportunities over the last few quarters, and I would say we are standing on our strategic patience outlook. We have a strong desire to cross $10 billion and to continue to grow the bank, because that’s been a core strength, but feel no particular compulsion to do that quickly; we want to do it correctly.

Given that we have, call it two years of headroom on organic growth, we’re going to be thoughtful and patient around finding the right partner, of the right size and strategy and geography that makes the most sense. That could happen next quarter and it could happen in a year and a half and I would be fine either way, because that would mean we are executing on that strategic patience.

Tim Switzer:
Great, thank you guys.

Tyler Wilcox:
Thank you.

Katie Bailey:
Thank you.

Operator:
Your next question today will come from Terry McEvoy from Stephens. Please go ahead.

Terry McEvoy:
Maybe just keeping up with the news this morning, how are you thinking about consumer lending given the student loan borrowers kind of facing mandatory collections, I think next month, and does that present any risk to your consumer loan portfolio or how you underwrite consumer credit?

Tyler Wilcox:
It’ll certainly play into consideration in the initial credit evaluations, when we’re doing our underwriting on consumer type loans. We already crossed a hurdle with that when the previous loan forgiveness, or loan freezes went out of effect, and I realize that’s another hurdle today. But we’ll always just evaluate the debt to income, and I think that may be somewhat of a driver of, again, people tapping their equity in their homes. But I don’t think it will make a meaningful difference for us, and we’ll continue to stick to our knitting with respect to our underwriting standards on all the consumer loan businesses. I don’t expect a meaningful change as a result of that.

Terry McEvoy:
Thank you for Slide 4; my question is, when you look at the charge-offs in 4Q and 1Q relative to the industry breakdown, any observations in terms of industries or sectors, either last quarter or this quarter, that contributed to those charge-offs?

Tyler Wilcox:
Terry, I think the mix within the small ticket leasing is heavily weighted towards restaurant, but we’ve curtailed the title trucking, the trailer fleets, a little bit of the brewing equipment. But as you can see in that mix, it is fairly varied, and it’s always going to be heavily centered around hospitality, because that’s the outlet and that’s why we get the yields that we get. The combination of that, plus taking smaller bites as we are, as we’re avoiding those high balance accounts for multiple quarters now, should keep it within our appetite.

Terry McEvoy:
Great. Thanks for taking my questions. Appreciate it.
Tyler Wilcox:
Thank you, Terry.

Operator:
Your next question today will come from Nathan Race with Piper Sandler. Please go ahead.

Nathan Race:
Going back to the margin front, just curious; as you look at some of the opportunities to reduce non-maturity deposit pricing going forward, can you speak to what those opportunities look like, just following the Fed cuts in the back half of last year, and just assuming the Fed remains on pause at least through the second quarter?

Katie Bailey:
Yes. For many months last year, we were running a five-month special. Towards the end of the year and early this year, we had closer to an 11-month special. I think it’s a little varied, but I think there’s meaningful opportunity in each month as we look at maturities, each month, as we proceed through 2025, given that special rate that we had out there and the production we had in the month. Even with no rate cuts, I think there’s still meaningful opportunity for us on the CD deposit re-pricing.

Nathan Race:
Got you, that’s helpful. Then, just in terms of the stable margin guidance, even following Fed rate cuts, can you just remind us, in terms of kind of how much opportunities there are to redeploy cash flow at the bond book, in terms of what that dollar amount looks like, and also in terms of some of the upward re-price you can see as well on the loan side of things?

Katie Bailey:
Yes. On the investment securities portfolio, it’s roughly $15 million to $20 million a month we see in pay downs on that portfolio. I would just note too, we’ve bought at times where there are available discounted bonds that are callable, and we expect, in a meaningful rate reduction, those would be called, and that therefore that $15 million to $20 million a month obviously would be significantly higher, if that situation presents itself. But $15 million to $20 million a month is kind of the run rate we think about from the investment portfolio as it relates to kind of moving into the loan portfolio.

Nathan Race:
Then, Katie, just in terms of the non-floating rate book, in terms of that re-pricing cadence over the back half of the year?

Katie Bailey:
Yes. One piece of that is the premium finance portfolio; those are roughly 10 months, so there’s meaningful opportunity there. Then, the leasing book is largely three year to five year money, and as Tyler noted earlier, some of those high balance leases, and we expect much roll-off of that in the back half of the year, and put it into kind of more of the small ticket, 18 percent to 20 percent yield.

Nathan Race:
Okay, great. Then, just any color you can provide, just in terms of how the cadence in equipment leasing, charge-offs trended so far this year? Have you seen that continue to come down, or has it been kind of choppy over the last several months?

Tyler Wilcox:
I do. I expect it to come down. We charged off $7.5 million in the small ticket leasing in Q4, about $5.4 in this quarter, again, which is directly on target with where we expected it to be. Barring any unforeseen circumstances, I see the remainder of the year kind of proceeding as expected, and ramping down through the remainder of the year. We feel front-loaded in the first two quarters, I guess is fair to say.

Nathan Race:
Okay, got it. One last one for me; it sounds like you guys are still having some encouraging discussions on the acquisition front. But just curious, just given where the stock trades relative to peers on forward earnings, and just given the down draft in industry-wide valuations recently, how you’re thinking about maybe getting back in the market on share buybacks?

Katie Bailey:
Yes, as we’ve said before, we have a plan in place, and we have executed under that plan in April. Obviously, you didn’t see that in disclosures, as of Q1, because it happened in April, when things started to go a little more volatile from a stock price perspective. We’re in the market for our stock, and we’ll continue to monitor that through the second quarter as well.

Nathan Race:
Okay, got it. That’s helpful. I appreciate the color. Thank you.
Tyler Wilcox:
Thanks, Nate.
Katie Bailey:
Thank you.

Operator:
Your next question today will come from Manuel Navas with D. A. Davidson. Please go ahead.

Manuel Navas:
Thanks. Just wanted to clarify on the provision, and likely to normalize to 2024 quarterly rate in the back half of the year; you kind of expect one more quarter of a little bit elevated as that net charge-off declines for the leasing business? Is that the right way to think about it in the second quarter?

Katie Bailey:
Yes, that’s right. As we had articulated, I think there’s some expectation that North Star will remain elevated. We expect it to continue to come down, it’s $5.4 million in Q1; we expect a slight reduction in Q2, but still elevated, and therefore our provision will be a function of that.

Then, I’d just caveat that we, as many do, use a forward economic forecast, and this is assuming kind of steady-state there, no meaningful movements. But as we might all project, that could change as we proceed through’25.

Manuel Navas:
Okay, that’s good color. You talked a little bit about some mortgage strength, and the pipelines being pretty strong, and a little bit more on balance sheet as some of that—on what you’re seeing from customers. Is that a choice in product? Is that a choice on your end? How is that a lending decision versus—on balance sheet decision versus fee decision going, and just kind of have a little bit more color on that?

Tyler Wilcox:
Yes, I would say that it’s not product-driven. That is a choice on our end as we have, over time, made choices where we want loan growth to be and how we want to deploy our capital. We’ve been slightly weighted towards putting more on balance sheet recently, but we’ll evaluate that based on the fee income trade-off as we go forward, and what the demand is.

Manuel Navas:
Is there give within the OpEx guide, if we do see a bit of a downturn, would you be towards the lower end of the OpEx guide, if fees don’t grow maybe at the low end of the mid-single digits, if loan growth is at the low end of mid-single digits? Can you just talk about that give on the OpEx guide for different revenue scenarios?

Katie Bailey:
Yes. A large portion of our operating expenses is salaries and benefits.
Manuel Navas:
Sure, sure.
Katie Bailey:
In there is incentive and kind of production payouts. To the extent, as you know, if any of the fee income businesses or a loan production falls on the shorter end, I think you would expect that component of base salaries, salaries and benefits, to be on the lower side as well.

Tyler Wilcox:
We’re committed to using the levers that we have, in the scenarios that are necessary to ensure that we control our expenses, we have flexibility there.

Manuel Navas:
That’s great. I appreciate the commentary. Thank you.
Katie Bailey:
Thank you.

Tyler Wilcox:
Thanks, Manuel.
Operator:
Thank you. Your next question comes from Daniel Cardenas from Janney Montgomery Scott. Please go ahead.

Daniel Cardenas:
Most of my questions have been asked and answered, just a couple housekeeping questions; in terms of tax rate for you guys on a go-forward basis, is that 21.5 percent number still a good run rate for the remainder of the year?

Katie Bailey:
I think it’s closer to 22 percent, 22.5 percent.

Daniel Cardenas:
And then, on the improvements that we saw in the criticized and classified loans, I think in the press release you mentioned that was due to upgrades and pay downs. Can you maybe break that down a little bit and tell us, percentage-wise, how much of those improvements were pay downs and how much were upgrades?

Tyler Wilcox:
Yes, there’s quite a few puts and takes as those are always moving, but I would say it’s mostly upgrades. We had one or two pay downs in the $5 million to $10 million range and a decent amount of upgrades.

Daniel Cardenas:
Okay. Were those mostly technical? They wanted to classify it or criticize because of technical exceptions, or?

Tyler Wilcox:
Yes. I mean, think about first quarter timing as well; we’re getting updated financials from the clients, and some of those are specific cases where the client had one report in the fourth quarter and we were able to get full-year financials and be able to feel confident in upgrading them. That’s about $28 million, more or less, was the upgrade amount, and about $22 million in pay downs, if that helps.

Daniel Cardenas:
Thank you. Then, last question for me, in terms of acquisitions; geographically, what direction would you guys like to go? Where would you like to go that you’re not, or where you see holes in franchise that you’d like to fill?

Tyler Wilcox:
As always, my number one preference would be fill in, in our markets, so more Ohio, more Kentucky, and more West Virginia. We are in Virginia to a small degree, and I would love to be in Virginia more meaningfully. A lot of those Virginia markets are contiguous and share a lot of characteristics with our existing franchise. That would be a great opportunity.

Then, I would add Southwest Pennsylvania, which is very close to our headquarters and gives us adjacency and access; then potentially Southern Indiana, with our presence in Louisville, Kentucky, and Cincinnati, Ohio. Those are my broad view. Then, we continue to evaluate national specialty finance business opportunities as well, both that it would be additive to our existing capabilities and potentially new.

Daniel Cardenas:
Got it. All right, that’s all I have for right now. Thank you, guys.
Tyler Wilcox:
Thanks, Dan.

Katie Bailey:
Thank you, Dan.

Operator:
Thank you. At this time, there are no further questions. Sir, do you have any closing remarks?

Tyler Wilcox:
Yes. I want to thank everyone for joining our call this morning. Please remember that our earnings release and a webcast of this call, including our earnings conference call presentation, will be archived at peoplesbancorp.com under the Investor Relations section. Thank you for your time and have a great day.